Exhibit 99.1	GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
April 27, 2021	Charlotte Boyd, 612-623-6153 Charlotte_M_Boyd@graco.com

Graco Names David M. Lowe CFO and Treasurer
and Timothy R. White President of its Worldwide Process Division

MINNEAPOLIS (April 27, 2021) – The Board of Directors of Graco Inc. (NYSE: GGG), a leading manufacturer of fluid handling equipment, has named David M. Lowe Chief Financial Officer and Treasurer, and Timothy R. White President of its Worldwide Process Division, effective June 10, 2021. The moves are in alignment with Mark W. Sheahan moving from the CFO and Treasurer role to the President and CEO role on June 10.

“I believe this will be a seamless transition, as both David and Tim have decades of Graco experience,” said Mr. Sheahan. “Between David’s strong financial acumen and Tim’s mix of operational and commercial experience, I’m happy to have both individuals in key roles on the leadership team.”

Mr. Lowe joined Graco in 1995 and has held numerous senior management positions including President of the Worldwide Process Division since April 2020; President of the Worldwide Industrial Products Division from June 2018 until April 2020; Executive Vice President of the Industrial Products Division from April 2012 until June 2018; Vice President and General Manager of the Industrial Products Division from February 2005 to April 2012; Vice President and General Manager of European Operations from September 1999 to February 2005; and more, including Treasurer. Mr. Lowe holds a bachelor’s degree in Business and Administration Studies from Lewis & Clark College in Oregon, an MBA from the University of Michigan and is a Chartered Financial Analyst (CFA).

Mr. White has held a variety of operational and commercial roles in multiple business divisions since he joined the Company in 1992. Most recently, he has served as President of White Knight and QED Environmental Systems, businesses acquired by Graco that serve high-growth markets, since August 2020. He also recently served as President of the EMEA region from December 2018 through July 2020. Prior to moving to Belgium to lead the region, Mr. White was President of QED Environmental Systems from August 2015 to December 2018. Mr. White holds a bachelor’s degree in Operations Management and an MBA from the University of St. Thomas in Minnesota.

ABOUT GRACO
Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com or on Twitter @GracoInc.

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